UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  August 22, 2006
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

(206) 674-3400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.   Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about September 26, 2006.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 5, 6, 7, 12, 13, 16, 17, 18 and 20 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH AUGUST 2, 2006

1.             How has the current Israel-Lebanon conflict impacted air and ocean freight flows into and out of both countries and the region generally?  Has Expeditors been directly impacted and if so how?  Roughly what percentage of Expeditors’  Middle East gross revenue and earnings before income tax is derived from business activities in Israel/Lebanon (in Expeditors’ most recent 10-K the company indicated it owned and operated an office in Lebanon but nothing in Israel).  Further how do forwarders move freight in times of war into and out of hostile territories?  Are there premiums that are assessed to the shipper to move this freight?

Your reading of our 10-K is correct. We do have a full service office in Beirut, Lebanon and we do not own anything in the country of Israel.  Our traffic into and out of Israel is handled by an agent who has represented us in this market for a long time.

As for the impact on freight, currently Beirut has no operating airport as a result of severe runway damage.  No airport, no air freight.  The port of Beirut, along with the other lesser ports in Lebanon, are under naval blockade so there is currently no ocean freight moving into or out of Lebanon.   The highway infrastructure has also suffered severely so no freight is moving via truck either.  Certain humanitarian supplies are allowed under appropriate circumstances, but for the most part commercial cargo in and out of Lebanon is at a stand still as of mid-August 2006.

Our agent in Israel seems to be managing so far. The rocket damage is limited to northern Israel at present and thus flights continue to move in and out of Israel.  Ocean freight is still moving on a regular basis through Ashdod, Israel’s second largest port.  As of mid-August 2006 some commercial shipping activity has resumed in Haifa, but there are some backlogs.   The Israelis seem to have adapted so far and freight seems to be moving.  It is not totally business as usual, but things are still moving.

From a business standpoint, whether you look at profitability or freight volumes, neither Lebanon nor Israel represent a great deal of our global business.   The real ongoing concern for us here, is not financial, it is more basic than that.  It is the deep concern we have for our friends and colleagues.

Most recently, the logistics expertise of our Beirut office has been applied to moving our employees to other venues.  This was no small feat as many of our people did not have the paperwork required to be admitted for temporary work assignments in other countries.  We went to work on this and many of our people, and their families, have now relocated temporarily to other Expeditors offices in the Middle East.  A small group of our Beirut employees declined all relocation offers and have chosen to remain in Beirut.  Amid the turmoil, chaos, and confusion of war, they are managing to keep the office open.  This means they are able to safeguard our computer systems and other assets and continue to look after those customer service and security needs that require attention.  Our hats are off to this intrepid band.  We think of them every day as we get the latest reports on the conflict.  May they remain safe and so far, so good.

2.             I have reviewed Income Statements downloaded from news.moneycentral.msn.com and had some particular questions about figures on your income statement. How do you come up with the figures for:

•              Revenues and Net Revenues - Do revenues include the total fees and charges billed including pass through items such as customs duty and other items advanced on behalf of customers?  With respect to net revenues can I assume these are gross billings less certain items such as customs cuties, ocean or airfreight charges advanced that are not part of your services?  If not, explain how you arrive at the net revenue figure?

To start with, we would suggest that the best source for our financial information is the public filings on Forms 10-K and 10-Q available on the SEC website.  The “Investor Relations” page of our website, found at www.investor.expeditors.com, has a link to this source material at the very bottom of the page.   Click on this link and when you arrive at the SEC website put “10-K” or “10-Q” into the box asking for the form type.   When we do this, every 10-Q or 10-K Expeditors has filed since the first quarter of 1995 shows up.   For those who don’t speak the “plain English” used by the SEC, the 10-K is an annual filing containing the year end financial statements.  The Form 10-Q is filed with quarterly results for the first, second and third quarters.

Not surprisingly, the annual filings are longer and generally more comprehensive.    The quarterly filings are more abbreviated and are written assuming that the reader has looked at the most recent annual filing.  Accordingly, we would recommend you look at the most recent Form 10-Q, currently the one dated August 9, 2006 and the 10-K filed March 16, 2006.  Each filing contains financial statements and a section called “Management’s Discussion and Analysis” (MD&A for short).  The MD&A contains, not surprisingly, a discussion and analysis of the major trends behind the numbers in the associated financial statements.

While the financial information contained many of the free financial websites is certainly useful, these websites typically do not include the footnotes and interesting tidbits often found in a well written MD&A.

Looking at MD&A you will see the following text (underlining supplied for this 8-K answer):

“As a customs broker, the Company makes significant 5-10 business day cash advances for certain of its customers’ obligations such as the payment of duties to the Customs and Border Protection of the Department of Homeland Security.  These advances are made as an accommodation for a select group of credit-worthy customers.  Cash advances are a “pass through” and are not recorded as a component of revenue and expense.  The billings of such advances to customers are accounted for as a direct increase in accounts receivable to the customer and a corresponding increase in accounts payable to governmental customs authorities.  As a result of these “pass through” billings, the conventional Days Sales Outstanding or DSO calculation does not directly measure collection efficiency.”

From this we hope that a reader will understand that we do not include duties in our revenues nor as a component of transportation costs.  Our gross billings, your term and a number which does not appear in our results of operations, would include duties and other “pass-through” items.  These items to show up in accounts receivable on the statement of financial position, but they are properly excluded from “Gross Revenue”.

To explain net revenues, we again turn to a portion of the MD&A which reads:

“The following table shows the consolidated net revenues (revenues less transportation expenses) attributable to the Company’s principal services and the Company’s expenses for 2005, 2004, and 2003, expressed as percentages of net revenues.  Management believes that net revenues are a better measure than total revenues of the relative importance of the Company’s principal services since total revenues earned by the Company as a freight consolidator include the carriers’ charges to the Company for carrying the shipment whereas revenues earned by the Company in its other capacities include only the commissions and fees actually earned by the Company.”

Gross revenues include all of the revenues earned from billings to customers, both fee-based revenue, such as brokerage fees and agency fees for handling direct ocean and airfreight shipments, and transportation revenues earned as an indirect carrier.  In order for us to earn transportation revenues as an indirect carrier, we will incur transportation costs from the direct carriers.    Net revenues are gross revenues (which do not include advances as we learned above) less any direct transportation expenses.  Net revenues give what we believe is the best picture of the relative contribution of both transportation and fee-based services.

•              Operating Expenses: Does the figure for “Selling and Promotion” consist of salaries and commissions paid to sales and marketing personnel or is it advertising and other such expenses?

Selling and promotion does not contain salaries and commissions.  This financial statement caption contains travel and entertainment expenses and to a lesser extent amounts for advertising and etc.

3.             I’m trying to find a replay of your second quarter 2006 conference call.  I’m assuming that Expeditors does not have earnings conference calls, but if you do, could you please tell me where to find the replay.

You are correct in your assumption.  It is very difficult to find a replay because we do not do conference calls.  No call, no replay.  Instead we respond in writing to questions submitted by investors, potential investors and other interested people like yourself.

4.             What was the air freight tonnage and ocean container count growth for the overall second quarter of 2006?

Airfreight tonnage was up 22% in the second quarter of 2006 and the ocean container count increased 17% over the same quarter of 2005.

5.             Would you please explain why capital expenditures were so large in the second quarter of 2006?  Did some projects get moved from the second half of the year into the quarter?  From previous 8-Ks we were forecasting the total to be about $160 million for the year, is that still a reasonable number?

At this point in mid-August, we would say that $160 million is still a reasonable estimate for capital expenditures during 2006.  If it is wrong, our guess would be that it is going to be on the high side of incorrect.  But even the $160 million comes with an explanation.

In April 2006, we acquired real estate near the Miami airport for a purchase price of $70 million.  We made this purchase in a joint venture with a third party.  Each joint venture partner put up

$12.5 million in equity and Expeditors loaned the venture the balance of the purchase price.  This debt obligation is secured by a first mortgage and carries a floating interest rate equal to that available from a bank.  We have consolidated the entire venture (and recorded a minority interest for our partner’s share) so the entire $70 million is included in our reported capital expenditure for 2006.  We consolidated this investment, as opposed to accounting for it on the equity method, because we feel that our action in financing the project and our position as a future major tenant gives us more than 50% control.  This was a close call, but considering all the terms of our agreement with our partner, consolidation was deemed to be the appropriate accounting treatment.  When looking satisfy our ongoing capital expenditure obligation for the special tax benefit available to us in 2005, we will only be counting our 50% share.

6.             We understand that your tax rate may move from time to time based on options and mix of business in various countries.  Is a 39% to 40% tax rate still a reasonable estimate going forward?

We frankly did not believe that these two sentences were joined together as a single question.  Your first sentence is a simple and accurate reflection of the two reasons why it is impossible to accurately predict our tax rate.  Then the second ignores this explanation and asks us to opine on the unknowable.   In sum, your 39 to 40 percent range is a good a guess as any we might make.

Our overall tax rate will vary from period to period based upon the mix of business between the United States and everywhere else and it will vary as a result of stock option exercises.  We can explain the why of this, but we cannot predict the how much.

First, let us look at the business mix issue.  While the source of our business messes with the tax rate, we are not like everybody else.  The rest of our industry recognizes U.S. tax only on U.S. earnings while we record full U.S. taxation on our worldwide earnings.  This is why our tax rate is higher than theirs.   So the mix of business has no effect on our federal tax rate, it does change the overall effective state tax rate.  This is a result of the fact that many states tax dividend income, which is how foreign earnings get back to the U.S., at a lower effective rate than they tax income from a trade or business like freight forwarding.  More foreign earnings in a period and we have a slightly lower state tax rate for the period.   Since it is impossible to predict the mix of earnings for any given period, it is impossible to predict our effective state tax expense.

The second wild card is the new accounting rule for stock options.  These rules prohibit companies from anticipating any tax benefits resulting from disqualifying dispositions of stock acquired under employee stock purchase plans and shares acquired by exercising incentive stock options.  We know that disqualifying dispositions will cause our tax rate to fall, but we have no way of knowing in advance the amount, if any, that we will have in a quarter.    We could go crazy and explain what constitutes a disqualifying disposition, but we will skip that and assume you know.  If we are wrong about this, just ask and we will make the effort to explain.

7.             Would you please provide a little more color on the pricing environment and initial demand as the industry moves towards peak season for both air and ocean freight?

Pricing seems to be firming with respect to ocean and airfreight.  The general consensus seems to be that capacity is tightening, partially due to seasonal demand and with respect to air, partially as the carriers keep excess capacity off the market as best they can.

8.             Would you please provide the headcount figures for second quarter 2006 versus a year ago?

As of the end of June, our headcount looked like this:

	30-Jun-2006	30-Jun-2005	Diff.	% Diff
North America	3,888	3,376	512	15.2%
Asia	2,918	2,506	412	16.4%
Europe and Africa	1,777	1,722	55	3.2%
Middle East	902	839	63	7.5%
South America	536	504	32	6.3%
Australasia	220	206	14	6.8%
Information Systems	537	460	77	16.7%
Corporate	288	291	(3)	-1.0%
	11,066	9,904	1,162	11.7%

9.             In the first quarter 2006 press release the last paragraph cited “56 satellite locations and 5 international service centers”, the second quarter 2006 press release cited only “56 international service centers”.  Would you please explain what has changed between these two statements?

Nothing really changed, we just made a dog’s dinner of this portion of the second quarter 2006 press release.  We somehow left out the words “satellite locations and 5” from the second quarter release.   Put them back in and all is right with the count.

Rather than continuing to dwell on this error, we thought it might be constructive to clarify the difference between an international service center and a satellite location.   An international service center is a location where we have one or more Expeditors employees in a location to look after sales and customer service issues, but the operations in the location are done by a third party (our agent).  The agent may be exclusive or non-exclusive with Expeditors, but these are places where we have enough business that it makes sense to have some direct Expeditors interaction with the customers and the rest of our network.  Expeditors’ employees are always exclusively concerned with our interests.

A satellite office occurs in a country where we have an established Expeditors presence, but the office is under the supervision and control of another Expeditors office.  Only Expeditors personnel will work in a satellite office and no agent will be involved.  A satellite office is a distinctive part of an area already serviced by a full-service Expeditors office, it just is not quite ready to be a stand alone operation for one reason or another.

By way of example, Nicosia and Larnaca on the island of Cyprus are international service centers.  The actual movement of the freight is handled by our agent, Access Global Logistics, Ltd., but we have Expeditors employees in these locations to handle sales and customer service issues.  Our Milwaukee location is a satellite of our long established Chicago office.  The employees in Milwaukee serve the needs of our Wisconsin customers, including all operations functions, but they do so under the direction of Chicago office.  Their financial results roll up into those of the Chicago office.  Because Milwaukee is a satellite there are some customers in the Milwaukee market, that will still deal directly with the Chicago office.  Make Milwaukee a stand alone office and that would likely come to a halt.

After all that, our second quarter 2006 press release should have read “167 full-service offices, 56 satellite locations and 5 international service centers…”, but as you have pointed out, it did not.

10.          You’ve said in recent 8-Ks that your mix of business from end-markets is gradually expanding and diversifying beyond the core technology and retail markets to include other categories like furniture.  Would you please provide an approximate update on what your current end-market mix is and what current demand trends are by end-market?

We don’t track something like this over our entire customer base.  What we do know is that our top 50 customers for July 2006 made up about 40% of our total net revenue.  If these customers are indicative of the overall mix of the vast number that make the other 60% of our net revenue, and we don’t really know if they are or are not, it would break out more or less as follows:

Hi-tech manufacturing	38%
Retail	28%
Manufacturing	22%
Automotive	5%
Oil and Gas	3%
Furniture	2%
Other	2%
100%

11.          What was the impact of option expense in the second quarter of 2006?

The best source for information with respect to stock option expense can be found in the 10-Q which was filed with the SEC on August 9, 2006.  The raw numbers show that stock compensation for the second quarter of 2006 was $9,418,000, as compared with $9,576,000 for the same quarter of 2005.  That said, we encourage you to take a look at the footnotes to the financials (Note 6) and the disclosures in the sections of MD&A entitled “Critical Accounting Policies and Estimates”  and “Results of Operations”.  There is more than enough detail there.

12.          Selling and promotion expense was slightly higher relative to recent periods, were there any special initiatives in the second quarter of 2006?

Nothing new, we just did more of what we normally do.  We had more meetings and we had more travel.  As we add more business, participate in more proposals and chase more opportunities with an expanded sales force, there will be more money spent for sales related expenses.  While the total amount of money increased, we watch the amount of money spent as a percentage of net revenue.  Viewed in this light, the total was certainly within ranges we consider manageable and appropriate.

13.          Are you having any problems finding capacity this summer in either aircraft or container ships?

No more than is usual for this time of year.  Things are tightening, as things tend to do about now.

14.          Why did rent and occupancy costs decline marginally for the second quarter of 2006 on a year over year basis?  I would have thought with growth in the business, that these costs might have increased.

As we move into company-owned facilities in key gateway cities, we pay out less rent to third party landlords.  We occupied company owned facilities in San Francisco in late 2005 and we moved into company owned facilities in Houston and Los Angeles in the second quarter of 2006. These were large locations where we were paying out a lot of rent in the second quarter of 2005.  Of course, there is no such thing as free rent so we now have depreciation expense for the company owned facilities.

15.                               Could you/would you comment on business in July2006 relative to the second quarter and to last year’s July?

We can and we will.  Airfreight tonnage grew 17% in July 2006 when compared with 2005 and the ocean container count was up 21%.

16.          I’m a stockholder of Expeditors shares and I have noticed a substantial decline in the stock’s value recently.  However, I can’t determine why the stock price has taken such a financial hit recently. All the information I read, or have access to, only presents positive information and in no way, in my opinion, provides me with any clue as to why Expeditors share prices have declined so sharply. Can you give me any clues as to what has caused this substantial decline in your share price and do you expect the problem to continue?

We also own shares in Expeditors and we noticed the same thing you did.  We can’t comment on why the price moves up or goes down, because we don’t know.

As shareholders, we have to believe that over time, the market will value shares of stock, any stock, correctly.  By correctly we mean that the price will reflect the true value of the underlying business.  Having just said this, we want to point out an important, but often overlooked, fact: in the short term there can be a difference between the value of a business and the value of an investment.

We are not responsible for managing your investment, but we do worry a great deal about the business that you partially own.  That business reported year over year profit increases of 69% in the first quarter of 2006.  True enough this growth did decline to only a 53% increase in the second quarter of this year.  The business is doing just fine, but as you note our stock currently trades at a price lower than what it was going for before we reported the first quarter results.  You ask why and we have to say we have no idea.

What we do wonder is whether the new rules for accounting for stock options are at work on the stock value.  We make this comment because some have noted that our P/E ratio was above the high side of the “historical” range.  We think the reason for this was change in the stock option accounting rules.  Given that Expeditors is the same company no matter whether the rules require stock option expensing or not, it is a mathematical fact that all else being equal, changing the accounting rules to drive down earnings (the “E” in a P/E ratio) raises the value of a constant price divided by earnings.  Those who argue for a return to the “historical” P/E range are perhaps overlooking this fact.

Finally, we come to the fact that the market supposedly looks forward not backward and we ask is a 53% growth rate sustainable over any time period you might select?  The answer is clearly no and we doubt that anyone could seriously ask such a question.  So then is management saying that growth is slowing?  No, what we are saying is that under our system we will do the best we can do.  No more, and no less.   If our collective best is ever disappointing, we ask does the problem really lie with the company or the folks setting the expectations?

17.          Can Expeditors provide approximated restated third and fourth quarter 2005 levels reflecting stock option expense impact?

Sure, we were expecting to receive this question last quarter.

	Quarter ended	Quarter ended
	September 30,	December 31,
	2005	2005
Net Revenues:
Airfreight	$100,536	$111,846
Ocean freight and ocean services	75,590	71,822
Customs brokerage and other services	105,799	112,673
Total net revenues	281,925	296,341
Operating expenses:
Salaries and related costs:
Salaries and related costs	145,629	152,706
Stock compensation expense	8,364	8,408
Others	50,496	50,787
Total operating expenses	204,489	211,901
Operating income	77,436	84,440
Other income, net	4,372	4,578

Earnings before income taxes and minority interest	81,808	89,018

Income tax expense	31,344	12,277
Net earnings before minority interest	50,464	76,741

Minority interest	(2,060)	(2,454)
Net earnings	$48,404	$74,287

Diluted earnings per share	$0.22	$0.34

Basic earnings per share	$0.23	$0.35

Weighted average diluted shares outstanding	221,334,628	221,705,872

Weighted average basic shares outstanding	213,737,374	213,471,940

18.          Discuss what factors led to second quarter 2006 air freight year over year  gross yield compression and what are Expeditors’ expectation for the direction of airfreight gross yields during the third quarter of 2006 (i.e. does management believe third quarter 2006  air freight gross yields will again be under pressure year over year or flat to up?)

We’re not sure that a decrease in our air yield of less than ½ of 1% is something that should merit application of the “compression” word unless any downward movement is defined as such.  Basically, on a change this small, there are no overriding reasons.

Were we forced to explain this “compression” we would say that we had to pay a little more than we were able to pass on to the customers, but as we noted, a 45 basis point reduction in “yield” on a year over year basis is not something that anyone here is going to lose a great deal of sleep worrying about.

Historically, our airfreight yields have typically gotten tighter (“compressed” in your world) as we move through a year.  This is a function of supply and demand for space and the impact of this upon our cost of supplying space and our ability to pass rate changes forward.

19.          What drove customs brokerage yields down during the second quarter of 2006 year over year and what are management’s expectations going forward?

Much as we took issue with your “compression” comment in question 20, we wouldn’t consider a yield, even one as silly as the customs brokerage yield, moving from 58.9% to 58.3% exactly “driven down.”  This yield did decline and so we could accept “erosion” or decline, but frankly driven down is a bit over the top.

Whatever you call it, the decline was the result of a mix shift between pure fee based services and services for which there is a third party cost of the service unless it was the result of a change in the cost of these third party services which were not fully recovered from the customer.  It is also possible that both of these were factors and it could have been something else altogether.

As we have said before, we would not show a margin for these services were it not for the current state of the accounting rules.  We would treat the whole thing as a fee based business and horror of horrors net the small amount of third party cost against the associated revenue.  In fact this is what we used to do, and we did not get questions like this one.    However, since the SEC published SAB 103, we have had to “gross up” our value added services and reluctantly show a margin.   With a margin comes a yield which is subject to fluctuation.  With fluctuation comes questions like this one.

So the margin declined some 60 basis points.  Unlike basis point changes in the bond yield curve, which can mean a great deal, when  you’re talking about freight forwarding, customs brokerage and logistics, a 61 basis point diminution in margin just doesn’t carry a lot of predictive value in the form of easily read tea leaves.

20.          I am an Investment Associate with an based asset management firm that invests in companies exhibiting a high degree of corporate responsibility.  Part of our investment process is to analyze corporate donations and philanthropic giving programs.  Accordingly, I would greatly appreciate it if you could provide the following information regarding Expeditors’ charitable contributions.

•              Does the company make direct donations to third parties?  If so, what was the total value of cash donations in 2005 provided by the company alone (not by the foundation or employees)?

We do on occasion make direct donations to third parties, but if you equate corporate responsibility with charitable giving, you would be best advised to look elsewhere for your investment.  Philosophically, we view our job as making money for our shareholders, not to giving it away on their behalf.  While it is easy to give away money that does not belong to you, this does not necessarily make it a responsible thing to do.  We do occasionally collect funds voluntarily given by our employees for particular disaster relief and then we match this amount dollar for dollar.  Other amounts we donate are largely business related rather than pure charitable efforts.

•              What was the value of any in-kind donations to third parties made by the company (not the foundation) in 2005?

We did not specifically track any in-kind donations made in 2005, but we are not aware that we made any.

•              How much cash did the company donate to the foundation in 2005?  How much cash did the foundation donate to third parties in 2005?

Your question assumes that we have a foundation, but we don’t.

•              Do you have an up to date 2005 copy of the foundation’s Form 990?

Since we don’t have a foundation, we do not have a Form 990, up to date or otherwise.

21.          I have been a hands-on securities analyst on Wall Street since 1962 [44 years].  During that time, I have read many thousands of different Management Descriptions & Analysis in 10Ks and elsewhere.  I must say that I am otherwise quite impressed with your management’s performance, and am considering investing in Expeditors.  But —granted that some of the selected inquiries that you invited were not especially sophisticated or relevant — as a new reader of Expeditors’ CEO & CFO’s responses  to investor questions I find your management’s tone to be astonishingly smug and condescending, and I find your wise-cracking style unnecessary and un-professional and insulting to me, an interested investor.  Attached is my copy of your May 23rd  8K, which I cleaned up to make it more focused and less disrespectful to those investors you invited to query management.  If I had been one of the inquirers and read your wise-ass response to me, I would be quite offended.  Contemplate cleaning up the inappropriate standup comedy act: it ain’t funny!

Thank you for your sincere interest in investing in Expeditors.  Your opinion has been duly noted.   Needless to say, this does not mean that we completely agree with your opinion, but it has been noted.

The fact that you could be sufficiently exercised about our 8-K’s to actually rewrite portions of a recent effort in order to make them less smug and more respectful struck us as unusual.    Most people, when confronted with content that they find offensive or juvenile, simply change the channel or walk out of the theatre.  We have to assume that some percentage of our readers have done just that.  By taking your time to rewrite our 8-K as you see fit, you have joined that minority that would shout back at the screen rather than quietly moving on.

Fair enough, but then you sent your effort to us - in effect inviting us to share what otherwise would have been your personal problem.   This probably was an error on your part.  Why share your opinion with those you consider to be unprofessional?  Didn’t you consider the likelihood that your efforts would result in a wise cracking response?

Truth is that we have never set out to be like the many thousands of other companies out there.   While some of the questions we get may not meet your idea of sophistication, the point of our efforts on Form 8-K have been to answer real questions from an inside perspective and to communicate this information to every interested party simultaneously.  Our goal has always been to give insight into how this real business is running, not produce sterile and sophisticated boilerplate.

If you don’t like what we have written, and certainly some do not, then don’t bother to read it.  If you are really worked up, please stop thinking about investing in our stock.  We’ve never hyped our stock and we are not planning to change how we communicate with the investment community anytime soon.

So much for the high road.  Since you included a web address with your critique, we took the time to take a look.  As you know, you have a page which is entitled “Experience & Credentials” and the last paragraph of this page currently reads as follows:

Thereafter, Xxxxx went on a self-directed sabbatical to modernize his investment theory and to sharpen his investment portfolio skills, and went to Baruch to broaden his knowledge of Individual Taxes; Estates & Trusts; Insurance; IRAs and 529s; and Retirement concerns, such as Social Security and Medicare.  Xxxxx continues this learning process, and spends each morning updating himself with events and information: thinking through events that might impact strategic investment decision-making.   Xxxxx is a member of the CFA Institute and of the XX and National Financial Planners Assns. Thus, he seeks to continuously deepen and broaden his knowledge, in order to more effectively serve as financial planner, as well as Investment Advisor — a role in which he has long experience.

If we were going to rewrite this paragraph for you, we would probably change it to read as follows:

Following the acquisition of his employer, Xxxxx continued his professional education by attending Baruch.  Xxxxx continues this learning process by reading the newspaper each morning and thinking about current events and making money.  Xxxxx is a member of the CFA Institute and the XX and National Financial Planners Associations.  Xxxxx is a financial planner and investment advisor.

Our version is simpler than yours and yet still conveys all of the essential information.  You may not agree with the part about reading newspaper each day, but stripped of the sophisticated puffery, that is literally what your version says about your mornings.  If you also watch Fox News, we would add that tidbit as well.  We certainly have no intention of offending you.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

August 22, 2006	/s/ PETER J. ROSE
Peter J. Rose, Chairman and
Chief Executive Officer

August 22, 2006	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President-
Chief Financial Officer